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                                                                   Exhibit 99.7

                                                         AS EXECUTED - CONFORMED

                              KBI SUPPLY AGREEMENT

                            Dated as of July 1, 1998

                                     Between

                                 ASTRA MERCK INC

                                       and

                           ASTRA PHARMACEUTICALS, L.P
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                                                TABLE OF CONTENTS

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ARTICLE I         DEFINITIONS.................................................................................. 2

ARTICLE II        PRODUCTS; TERMS AND CONDITIONS OF SUPPLY..................................................... 8
     Section 2.01 Obligation to Supply Distribution Products....................................................8
     Section 2.02 Product Form..................................................................................9
     Section 2.03 Drug Product Specifications..................................................................10

ARTICLE III       ORDERS AND SHIPMENTS; PRODUCTION PLANNING................................................... 10
     Section 3.01 Estimated Quantities.........................................................................10
     Section 3.02 Firm Orders..................................................................................11
     Section 3.03 Manufacturing and Supply Committee; Production Planning......................................11
     Section 3.04 Title and Risk of Loss.......................................................................12
     Section 3.05 Shipment.....................................................................................12
     Section 3.06 Modification of Specifications and C & M Data; Consultations Concerning
                  NDAs and Regulatory Matters..................................................................12
     Section 3.07 Manufacturing Sites..........................................................................13
     Section 3.08 Termination Materials........................................................................13

ARTICLE IV        SUPPLY PRICE, OTHER CHARGES AND PAYMENT..................................................... 14
     Section 4.01 Supply Price.................................................................................14
     Section 4.02 Exclusion of Inter-Affiliate Mark-Ups and Profits............................................14
     Section 4.03 Costs and Expenses of Delivery...............................................................14
     Section 4.04 Invoices, Time of Payment and Year-End Adjustments...........................................15
     Section 4.05 Manner of Payment............................................................................16
     Section 4.06 Estimates....................................................................................17
     Section 4.07 Minimum Capital Charge.......................................................................17
     Section 4.08 Other Costs..................................................................................18
     Section 4.09 Approval of Alternate Producer Pricing.......................................................18

ARTICLE V         [OMITTED]................................................................................... 18

ARTICLE VI        WARRANTIES; QUALITY CONTROL; QUALITY ASSURANCE; REGULATORY FUNCTION; CLAIMS
                      FOR DEFECTIVE PRODUCTS; RECALLS AND MARKET WITHDRAWALS.................................. 18

     Section 6.01 Warranties; Sample Retention.................................................................18
     Section 6.02 Quality Control..............................................................................19
     Section 6.03 Inspections and Audits.......................................................................19
     Section 6.04 Observations and Conclusions.................................................................19
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     Section 6.05 The Partnership's Regulatory Compliance Responsibility.......................................20
     Section 6.06 Regulatory Compliance........................................................................20
     Section 6.07 Certificates of Analysis.....................................................................20
     Section 6.08 Notice of Claims; Replacement Quantities.....................................................21
     Section 6.09 Recalls and Market Withdrawals...............................................................21

ARTICLE VII       CLAIMS AND DISCLAIMERS...................................................................... 22
     Section 7.01 Indemnification by the Partnership...........................................................22
     Section 7.02 Indemnification by KBI.......................................................................22
     Section 7.03 Indemnification Procedures...................................................................23
     Section 7.04 Disclaimers..................................................................................23
     Section 7.05 Limitation of Damages........................................................................23

ARTICLE VIII      TERM AND TERMINATION........................................................................ 24
     Section 8.01 Termination of Agreement.....................................................................24
     Section 8.02 Termination as to Particular Products; Effect of Assignment..................................24
     Section 8.03 Effect of Termination........................................................................25
     Section 8.04 No Termination for Breach....................................................................25

ARTICLE IX        SUBCONTRACTING.............................................................................. 25
     Section 9.01 Right to Subcontract.........................................................................25

ARTICLE X         RECORDS..................................................................................... 25
     Section 10.01    KBI Records..............................................................................25
     Section 10.02    Partnership Records......................................................................26

ARTICLE XI        CONFIDENTIALITY............................................................................. 27
     Section 11.01    Confidentiality..........................................................................27

ARTICLE XII       MISCELLANEOUS PROVISIONS.................................................................... 27
     Section 12.01    Amendments; Waiver.......................................................................27
     Section 12.02    Best Efforts; Performance................................................................27
     Section 12.03    Headings.................................................................................28
     Section 12.04    Successors; Third Parties; Assignment....................................................28
     Section 12.05    Notices..................................................................................28
     Section 12.06    Force Majeure............................................................................28
     Section 12.07    Severability.............................................................................29
     Section 12.08    Governing Law............................................................................29
     Section 12.09    Arbitration..............................................................................29
     Section 12.10    Counterparts.............................................................................29

                                                       -ii-
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                              KBI SUPPLY AGREEMENT

         This KBI SUPPLY AGREEMENT ("Agreement"), dated as of July 1, 1998, between Astra Merck Inc., a corporation organized and existing under the laws of the State of Delaware ("KBI"), and Astra Pharmaceuticals, L.P., a limited partnership organized and existing under the laws of the State of Delaware (the "Partnership").

                              W I T N E S S E T H:

         WHEREAS, Astra AB, a company limited by shares organized and existing under the laws of Sweden ("KB"), has granted licenses and options for licenses to KBI to, among other things, manufacture certain pharmaceutical compounds using KB's (and its Affiliates' (as hereinafter defined)) manufacturing know-how relative to such pharmaceutical compounds pursuant to that certain Amended and Restated License and Option Agreement made as of July 12, 1982, as amended and restated as of the date hereof, between KB and KBI, as such agreement is amended, modified, supplemented or restated from time to time (the "KBI License");

         WHEREAS, KBI has assigned its rights and delegated its obligations under the KBI License to Astra Merck Enterprises Inc., a corporation organized and existing under the laws of the State of Delaware ("KBI-E"), other than KBI's rights and obligations with respect to Trademarks (as hereinafter defined), Selected Compounds (as hereinafter defined) and the Selected Uses (as hereinafter defined) for Licensed Compounds (as hereinafter defined);

         WHEREAS, KBI-E has entered into the Distribution Agreement (as hereinafter defined) with the Partnership, pursuant to which KBI-E has appointed the Partnership its sole and exclusive distributor of certain products;

         WHEREAS, pursuant to the Distribution Agreement, KBI-E is obligated to supply to the Partnership, or cause the Partnership to be supplied with, such products;

         WHEREAS, for the purpose of providing for the supply of such products to the Partnership, KBI-E has granted to KBI certain rights under the KBI License;

         WHEREAS, the parties hereto desire to establish arrangements under which KBI will supply to the Partnership the Partnership's requirements for products for the purpose of satisfying KBI-E's obligations to the Partnership under the Distribution Agreement and KBI is willing to perform such supply on the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, KBI shall obtain such supply pursuant to the Second Amended and Restated Manufacturing Agreement among KBI, KB, Astra USA, Inc., a corporation organized and existing under the laws of the State of New York ("KB USA"), and Merck & Co., Inc., a corporation organized and existing under the laws of the State of New Jersey ("TR"), dated as of the date hereof, as such agreement is amended, modified, supplemented or restated from time to time (the "Manufacturing Agreement"), and, in the case of the Enalapril/Felodipine Combination Product (as hereinafter defined), pursuant to the Enalapril/Felodipine Supply Agreement (as hereinafter defined).

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties (as hereinafter defined) hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Without limiting any other terms defined herein, as used in this Agreement the following terms shall have the following respective meanings.

         Affiliate: With respect to any Person, any other Person controlling, controlled by, or under common control with, such Person. The term "control" of a Person shall mean direct or indirect ownership of more than 50% of the outstanding voting stock of a corporation or voting interest in a non-corporate Person.

         Agreed Mark-Up: Agreed Mark-Up as defined in Exhibit I.

         Agreement: This Agreement as defined in the Preamble.

         Alternate Producer: Alternate Producer as defined in the Manufacturing Agreement.

         Ancillary Agreements: The Ancillary Agreements as defined in the Master Restructuring Agreement.

         Bid Procedure: Bid Procedure as defined in the Manufacturing Agreement.

         Bidding Parties: Bidding Parties as defined in the Manufacturing Agreement.

         Bulk Chemical or Bulk Chemical Form: Bulk pharmaceutical Compound for which Formulation has not commenced.

         C & M Data: The control and manufacturing data required by applicable law and regulations for inclusion in an NDA as from time to time amended or supplemented in accordance with Section 3.06.

         Claims: Claims as defined in Section 7.01.

         Clinical Quantities: Clinical Quantities as defined in the Manufacturing Agreement.

         Closing Date: The Closing Date as defined in the Master Restructuring Agreement.

         Combined Weighted Net Sales of Tiered Rate Products: Combined Weighted Net Sales of Tiered Rate Products as defined in the Master Restructuring Agreement.


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         Complete Commercial Process: Those processes for manufacturing or preparing any Manufacturing Agreement Product which, together with raw materials and intermediates commercially available to KBI (or any of its Affiliates or subcontractors), are suitable for use at KBI's (or any of its Affiliates' or subcontractors') manufacturing facilities designated in the NDA for such Manufacturing Agreement Product and are capable of completing such manufacturing and disposing of all waste products in a practical manner, conforming to GMP, in accordance with the Specifications and the C & M Data for such Manufacturing Agreement Product.

         Compound: Any pharmaceutical compound, and the salts and esters thereof, which is suitable for use in human medicine.

         Confidential Information: Confidential Information as defined in the Master Restructuring Agreement.

         Costs and Expenses of Delivery: The Costs and Expenses of Delivery as defined in Section 4.03.

         Covered Compounds: Covered Compounds as defined in the KBI License.

         Distribution Agreement: That certain Distribution Agreement dated as of the date hereof by and between KBI-E and the Partnership, as such agreement is amended, modified, supplemented or restated from time to time.

         Distribution Product: Distribution Product as defined in the Distribution Agreement; provided, however, that, for purposes of this Agreement, "Distribution Product" shall not include Non-Exclusive Second Look Products supplied to a Person other than the Partnership; provided, further, that for purposes of this Agreement, "Distribution Product" shall include the Bulk Chemical Form of a Licensed Compound ordered by the Partnership for purposes of inclusion in a Special Combination Product.

         Drug Product Specifications: For each Distribution Product, the following information: (i) the active ingredient or ingredients contained therein, (ii) the type of formulation and, if applicable, any devices for the administration thereof, (iii) packaging design and configuration specifications,
(iv) package material specifications and artwork required for packaging, and (v) the specifications that the Distribution Product must meet upon completion of the Formulation and the Packaging Manufacturing Stages that would be included in a certificate of analysis.

         Earlier Stage Producer: Earlier Stage Producer as defined in the Manufacturing Agreement.

         Effective Rate in Respect of Tiered Rate Products: Effective Rate in Respect of Tiered Rate Products as defined in the Master Restructuring Agreement.

         Enalapril/Felodipine Combination Product: A "Combination Product" as defined in the Enalapril/Felodipine Supply Agreement.


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         Enalapril/Felodipine Supply Agreement: That certain Supply Agreement dated as of November 1, 1994 between TR and KBI governing the supply of Enalapril/Felodipine Combination Products, as such agreement may be amended, modified, supplemented or restated from time to time.

         Estimated Effective Rate: Estimated Effective Rate as defined in
Section 4.06(a).

         Estimated Quantities: The written estimates for each Quarter of the quantities of Distribution Products which the Partnership expects to require.

         Events of Force Majeure: Events of Force Majeure as defined in Section 12.06.

         Exclusive Second Look Product: Exclusive Second Look Product as defined in the Manufacturing Agreement.

         FDA: The United States Food and Drug Administration and any successor agency having substantially the same functions.

         Finished Dosage Form: Unpackaged pharmaceutical Compound which has been formulated into a dosage form ready for use.

         Firm Order: A Firm Order as defined in Section 3.02.

         First Commercial Sale: First Commercial Sale as defined in the Master Restructuring Agreement where the "Selling Person" (as used therein) is the Partnership or any permitted assignee of the Partnership.

         F.O.B.: F.O.B. as defined in the New York Uniform Commercial Code.

         Formulation or Formulate: Formulation as defined in the Manufacturing Agreement.

         General Partner: The General Partner as defined in the Partnership Agreement.

         GMP: Current Good Manufacturing Practices as such term is defined from time to time by the FDA pursuant to regulations, guidelines or otherwise.

         IND: An IND as defined in the Manufacturing Agreement.

         Initial Agreements: Initial Agreements as defined in the Master Restructuring Agreement.

         Intermediate Form: Intermediate Form as defined in the Manufacturing Agreement.

         KB: KB as defined in the Recitals.

         KB Pipeline Product: KB Pipeline Product as defined in the Manufacturing Agreement.

         KB USA: KB USA as defined in the Recitals.


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         KBI: KBI as defined in the Preamble.

         KBI Cost: KBI Cost as defined in Exhibit I.

         KBI-E: KBI-E as defined in the Recitals.

         KBI Contract Indemnitee: KBI Contract Indemnitee as defined in Section 7.02(b).

         KBI Indemnitee: A KBI Indemnitee as defined in Section 7.02(a).

         KBI License: The KBI License as defined in the Recitals.

         KBI Products Contingent Amount: KBI Products Contingent Amount as defined in the Master Restructuring Agreement.

         KBI Shares: KBI Shares as defined in the KBI Shares Option Agreement.

         KBI Shares Option Agreement: The KBI Shares Option Agreement as defined in the Master Restructuring Agreement.

         KBI Sub: KBI Sub Inc., a corporation organized and existing under the laws of the State of Delaware.

         KBI Sublicense: That certain KBI Limited Sublicense Agreement dated as of the date hereof between KBI-E and KBI, as such agreement is amended, modified, supplemented or restated from time to time.

         KBI-E Asset Option Agreement: KBI-E Asset Option Agreement as defined in the Master Restructuring Agreement.

         Licensed Compound: Licensed Compound as defined in the KBI License, except that as used herein, "Licensed Compound" shall not include any Selected Compounds or any rights with respect to the Selected Uses of any Licensed Compound.

         Losses: Losses as defined in Section 7.01.

         Manufacturer's Cost: Manufacturer's Cost as defined in Exhibit I.

         Manufacturing Agreement: The Manufacturing Agreement as defined in the Recitals.

         Manufacturing Agreement Product: Any Product as defined in the Manufacturing Agreement. "Manufacturing Agreement Product" does not include Enalapril/Felodipine Combination Product.

         Manufacturing and Supply Committee: Manufacturing and Supply Committee as defined in the Manufacturing Agreement.


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         Manufacturing Stage: A Manufacturing Stage as defined in the
Manufacturing Agreement.

         Market Exclusivity: Market Exclusivity as defined in the Master Restructuring Agreement.

         Master Restructuring Agreement: The Master Restructuring Agreement as defined in the KBI License.

         Minimum Capital Charge: Minimum Capital Charge as defined in the Manufacturing Agreement.

         Minimum Capital Charge Estimate: An estimate of the Minimum Capital Charge submitted by KBI to the Partnership pursuant to Section 4.07.

         NDA: A New Drug Application made in accordance with applicable regulations and requirements of the FDA as from time to time in effect.

         Net Sales: Net Sales as defined in the Master Restructuring Agreement.

         Non-Affiliate: With respect to any Person, any other Person which is not an Affiliate of such Person.

         Non-Exclusive Second Look Product: Non-Exclusive Second Look Product as defined in the Manufacturing Agreement.

         Omeprazole Products: Omeprazole Products as defined in the Master Restructuring Agreement.

         Omeprazole Products Contingent Amount: Omeprazole Products Contingent Amount as defined in the Master Restructuring Agreement.

         P&G OTC Products: P&G OTC Products as defined in the Manufacturing Agreement.

         Package or Packaging: Package or Packaging as defined in the Manufacturing Agreement.

         Packaging Manufacturing Stage: Packaging Manufacturing Stage as defined in the Manufacturing Agreement.

         Parties: The Partnership and KBI.

         Partnership: The Partnership as defined in the Preamble.

         Partnership Agreement: The Partnership Agreement as defined in the KBI License.


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         Partnership Contract Indemnitee: Partnership Contract Indemnitee as
defined in Section 7.01(b).

         Partnership Indemnitee: A Partnership Indemnitee as defined in Section 7.01(a).

         Perprazole Products: Perprazole Products as defined in the Master Restructuring Agreement.

         Person: An individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of a similar nature.

         Primary Manufacturing Stages: Primary Manufacturing Stages as defined in the Manufacturing Agreement.

         Producer: Producer as defined in the Manufacturing Agreement, and, in the case of Enalapril/Felodipine Combination Product, TR or its permitted assignees under the Enalapril/Felodipine Supply Agreement.

         Product Cost: Product Cost as defined in the Manufacturing Agreement.

         Quarter: Each calendar quarter of a Year (or in the case of the first or last Quarter during which this Agreement shall be in effect, the portion of such Quarter during which this Agreement shall be in effect).

         Request for Bids: Request for Bids as defined in the Manufacturing Agreement.

         Selected Compounds: Selected Compounds as defined in the Selected Compounds Contribution Agreement.

         Selected Compounds Contribution Agreement: That certain Selected Compounds Contribution Agreement dated as of June 19, 1998, among KB, TR, KBI and KBI Sub, as such agreement is amended, modified, supplemented or restated from time to time.

         Selected Uses: Selected Uses as defined in the Selected Compounds Contribution Agreement.

         Site: A single location, or group of locations which are in reasonable geographic proximity to each other, are used for the same operational purpose, and share management, staff and equipment.

         SKU: A stock-keeping unit of a Distribution Product, defined as to the unit of Bulk Chemical (in the case of Special Combination Products) and the specific Finished Dosage Form and packaging configuration.

         Special Combination Product: Special Combination Product as defined in the Manufacturing Agreement.


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         Specifications: Specifications as defined in the Manufacturing
Agreement.

         Standard Mark-Up: Standard Mark-Up as defined in Section 4.06(a).

         Subsequent Producer: Subsequent Producer as defined in the Manufacturing Agreement.

         Supply Price: The price to be paid to KBI for Distribution Products as determined in accordance with Article IV hereof.

         Termination Materials: The Termination Materials as defined in Section 3.08.

         Territory: The United States of America, its territories and possessions.

         Tiered Rate Products Amount: Tiered Rate Products Amount as defined in the Master Restructuring Agreement.

         TR: TR as defined in the Recitals.

         Trademarks: Trademarks as defined in the KBI License.

         Transfer Price: Transfer Price as defined in the Manufacturing
Agreement.

         Transition Date: The Transition Date as defined in the Manufacturing Agreement.

         Turbuhaler: Turbuhaler as defined in the Manufacturing Agreement.

         Unrecovered Capitalized Amount: Unrecovered Capitalized Amount as defined in the Manufacturing Agreement.

         Weighted Net Sales: Weighted Net Sales as defined in the Master Restructuring Agreement.

         Year: Each calendar year during which this Agreement shall be in effect (or, in the case of the first or last Year during which this Agreement shall be in effect, the portion of such calendar year during which this Agreement shall be in effect).

         Capitalized terms used but not defined in this Agreement shall have the definitions set forth in the KBI License.

                                   ARTICLE II

                    PRODUCTS; TERMS AND CONDITIONS OF SUPPLY

         Section 2.01 Obligation to Supply Distribution Products. (a) Prior to the Transition Date for a Manufacturing Agreement Product, the Partnership shall purchase from KBI, and, to the extent that KB (or any of its Affiliates or subcontractors) consistent with its (and their) other manufacturing requirements, has capacity for producing such requirements, KBI shall use its best


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efforts to supply to the Partnership, all of the Partnership's requirements for such Manufacturing Agreement Product, including launch quantities and samples; provided, however, that KBI's obligation to supply such Manufacturing Agreement Product is subject to KB (or any of its Affiliates or subcontractors) having or having obtained a Complete Commercial Process for such Manufacturing Agreement Product; provided, further, that KBI shall not be obligated under this Agreement to supply any Clinical Quantities of any Manufacturing Agreement Product.

                  (b) Commencing on the Transition Date for each Manufacturing Agreement Product, KBI shall use its best efforts to supply to the Partnership, and the Partnership shall purchase from KBI, all of the Partnership's requirements for such Manufacturing Agreement Product for as long as this Agreement shall be in effect with respect to such Manufacturing Agreement Product; provided, however, that KBI's obligation to supply such Manufacturing Agreement Product is subject to the Producer(s) of such Manufacturing Agreement Products under the Manufacturing Agreement having or having obtained a Complete Commercial Process for such Manufacturing Agreement Product; provided, further, that KBI shall not be obligated under this Agreement to supply any Clinical Quantities of any Manufacturing Agreement Product.

                  (c) In the case of Enalapril/Felodipine Combination Product, KBI shall use its best efforts to supply to the Partnership, and the Partnership shall purchase from KBI, all of the Partnership's requirements for Enalapril/Felodipine Combination Product for as long as this Agreement shall be in effect with respect to such Enalapril/Felodipine Combination Product.

                  (d) Notwithstanding anything to the contrary contained in this Agreement, on the Closing Date or, at the option of KBI, prior to the opening of business on the day following the Closing Date, the Partnership shall purchase from KBI, and KBI shall supply to the Partnership, all inventory of Distribution Products owned by KBI as of the Closing Date; provided, however, that payment by the Partnership to KBI for such Distribution Products at the Supply Price determined pursuant to Section 4.01 shall be made in accordance with the provisions set forth in Section 4.04(a).

                  (e) Notwithstanding anything to the contrary contained herein,
(i) KBI shall not be in breach of this Agreement for any failure to supply any Distribution Product or quantities of a Distribution Product to the Partnership if such failure to supply is due to an Event of Force Majeure which prevents a Producer of such Distribution Product from delivering any quantities of such Distribution Product to KBI (or to supply any Intermediate Form thereof to any Subsequent Producer); and (ii) KBI shall not be in breach of this Agreement for any failure to supply the Enalapril/Felodipine Combination Product if such failure to supply is due to KBI's receipt of prorated quantities of such Product from TR pursuant to Section 4.4 of the Enalapril/Felodipine Supply Agreement.

     Section 2.02 Product Form. The Distribution Products to be supplied by KBI under this Agreement shall be supplied in finished packaged pharmaceutical form and shall be in such trade and sample packages as ordered by the Partnership, except that the Bulk Chemical Form of a Licensed Compound may be ordered by the Partnership and supplied by KBI solely for purposes


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
of permitting the Partnership to have made Special Combination Products which include such Licensed Compound as one of their active ingredients. The P&G OTC Products shall be supplied to the Partnership in Finished Dosage Form.

         Section 2.03 Drug Product Specifications. (a) Twenty-one (21) months prior to the commencement of a Quarter in which the Partnership may first require KBI to supply a Distribution Product, the Partnership shall provide KBI with the information required by the Drug Product Specifications for such Distribution Product to the extent such information is available, and the Partnership shall provide the balance of such information as soon thereafter as such information is available to the Partnership or its Affiliates. Except as specifically set forth in the Manufacturing Agreement and the Enalapril/Felodipine Supply Agreement and in this Section 2.03, KBI shall not be entitled to any additional information with respect to such Distribution Product.

                  (b) If, pursuant to the Manufacturing Agreement, the responsibility for performing a Manufacturing Stage with respect to a KB Pipeline Product is to be determined pursuant to the Bid Procedure, the Partnership shall use its best efforts to cooperate fully with KBI, KB and TR and each other Bidding Party, if any, towards the end that the Bidding Parties will have the information specified in Section 7.01 of the Manufacturing Agreement so as to permit the preparation and submission of bids for such Manufacturing Stage of such KB Pipeline Product.

                  (c) After the responsibility for each Manufacturing Stage of a KB Pipeline Product has been determined pursuant to the Manufacturing Agreement, the Partnership shall use its best efforts to cooperate fully towards the end that each Producer under the Manufacturing Agreement will have the capability, through manufacturing by it, its Affiliates and subcontractors and through the acquisition of raw materials and intermediates from subcontractors or suppliers, to supply such KB Pipeline Product (or Intermediate Form thereof) manufactured or to be manufactured by such Producer for KBI, in accordance with the terms of the Manufacturing Agreement, in sufficient time to permit timely market introduction, as determined by the Partnership, of such KB Pipeline Product in the Territory by the Partnership.

                  (d) The Partnership shall prepare and supply to KBI the information provided for in Part III of Schedule A to the Manufacturing Agreement for inclusion in any Request for Bids.

                                   ARTICLE III

                    ORDERS AND SHIPMENTS; PRODUCTION PLANNING

         Section 3.01 Estimated Quantities. (a) At least 21 months prior to the commencement of each Quarter, the Partnership shall give KBI and each Producer of a Distribution Product notice of the Estimated Quantity of such Distribution Product which it expects to require for such Quarter. The Partnership shall update the Estimated Quantities for each Quarter on a monthly basis until the earlier of six months prior to such Quarter or the submission of a Firm Order for


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
such Quarter pursuant to Section 3.02. On an annual basis, the Partnership shall provide to KBI (i) a five-year forecast setting forth annual sales, in the aggregate, of all Distribution Products, including Net Sales, Weighted Net Sales, Standard Mark-Up, and Standard Mark-Up excluding royalties paid pursuant to Section 3.7(c) of the Master Restructuring Agreement, (ii) a three-year forecast detailing annual sales with respect to each Distribution Product, including Net Sales, Weighted Net Sales, Standard Mark-Up, and Standard Mark-Up excluding royalties paid pursuant to Section 3.7(c) of the Master Restructuring Agreement and (iii) for each Distribution Product for which TR is responsible for any Manufacturing Stage, a five-year forecast detailing production requirements.

     (b) If KB determines not to perform the Bulk Chemical Manufacturing Stage or the Formulation Manufacturing Stage for a Manufacturing Agreement Product pursuant to the terms of Section 3.01(c)(ii) of the Manufacturing Agreement and such Manufacturing Stage or Stages will be performed by a Producer other than KB pursuant to Section 3.01(c) of the Manufacturing Agreement, the Partnership shall provide to KBI as soon as possible after notice of such determination by KB is provided to KBI, with a copy to the Partnership, its estimated requirements for such Manufacturing Agreement Product over the full life cycle of the Manufacturing Agreement Product, the projected Transition Date of such Manufacturing Agreement Product and the projected period of Market Exclusivity for such Manufacturing Agreement Product, in order to permit KBI to submit an estimate of the Minimum Capital Charge for such Manufacturing Agreement Product pursuant to Section 4.07.

         Section 3.02 Firm Orders. At least four months prior to the commencement of each Quarter, the Partnership shall submit to KBI, with a copy to each Producer that performs any Manufacturing Stage for a Distribution Product, a purchase order on such form as KBI and the Partnership shall agree from time to time for its requirements of such Distribution Product for such Quarter. Each such purchase order by the Partnership is referred to herein as a "Firm Order." In the event of a conflict between the terms of any such purchase order and the terms of this Agreement, the terms of this Agreement shall control. Each Firm Order for a Distribution Product shall not be less than 75% nor more than 125% of the Estimated Quantity for such Distribution Product for such Quarter as last updated pursuant to Section 3.01. However, for each Distribution Product required during the four Quarters before and the four Quarters after the Quarter in which the First Commercial Sale by the Partnership of such Distribution Product occurs, KBI and the Partnership may agree upon a reasonable forecast system encompassing larger deviations between last updated Estimated Quantities and Firm Orders. In each Firm Order for any Quarter the Partnership shall state, after consultation with KBI, a reasonable delivery schedule for each Distribution Product to be delivered in that Quarter. KBI shall use best efforts to meet such delivery schedule.

         Section 3.03 Manufacturing and Supply Committee; Production Planning.
(a) The Partnership and KBI hereby agree, and KBI shall cause TR and KB to agree that the Partnership shall be entitled to participate in the Manufacturing and Supply Committee established pursuant to Section 4.03 of the Manufacturing Agreement. The Partnership agrees to participate in such committee in accordance with the terms of said Section 4.03 of the Manufacturing Agreement.


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
         (b) KBI shall (i) provide to the Partnership for use by the Partnership an electronic interface for the checking of outstanding order status and for the submission of orders, forecasts, and special instructions relating to such orders, and (ii) continue to make available to the Partnership TR's current computerized integrated production planning system on a basis consistent with TR's past practice for a sufficient period to allow an orderly transition to the electronic interface described herein, such period not to exceed 36 months from the date of this Agreement.

         Section 3.04 Title and Risk of Loss. Legal title and risk of loss with respect to Distribution Products furnished to the Partnership by KBI pursuant to a Firm Order shall pass to the Partnership upon delivery which shall be F.O.B. the place of destination designated by the Partnership pursuant to Section 3.05.

         Section 3.05 Shipment. KBI shall cause to be shipped each order of a Distribution Product in such manner and to such place or places within the Territory as the Partnership specifies reasonably in advance of the shipment date.

         Section 3.06 Modification of Specifications and C & M Data; Consultations Concerning NDAs and Regulatory Matters. (a) The Partnership and KBI hereby agree, and KBI shall cause each Producer to agree, that:

                  (i) The Specifications and C & M Data for any Distribution Product shall be amended or supplemented to comply with applicable laws and regulations from time to time in effect in the Territory and may be amended or supplemented with the approval of the Producer, the Partnership and KB, which approval, if requested by such Producer, KB or the Partnership, shall not be unreasonably withheld by the others; provided, however, in the case of any Producer or KB, KBI shall cause such Producer or KB not to unreasonably withhold such approval.

                  (ii) In the event of any change in the Specifications or C & M Data for any Distribution Product, the Partnership shall (x) amend the NDA for such Distribution Product, if required, to reflect such change,
         (y) use best efforts to obtain any required FDA approval of such amended NDA, and (z) if the change is requested by a party to the Manufacturing Agreement other than the Producer or is required by the FDA or by law, reimburse KBI or the Producer for costs actually incurred by KBI or the Producer (or any of their Affiliates) in connection with such change, including without limitation one-time development costs specifically related to such change, costs of obsolescence of raw materials, goods-in-process, packaging materials and supplies, and finished goods, which shall be valued at the cost incurred by KBI, except that finished goods inventory will be valued at Manufacturer's Cost plus KBI Cost, unless, in the case of Distribution Products (or Intermediate Forms thereof) for which the Transfer Price is determined in accordance with Exhibit III or Exhibit IVA and Exhibit IVB of the Manufacturing Agreement, such costs are included in the computation of the Transfer Price pursuant to such exhibit; provided, however, that such raw materials, goods-in- process, materials, supplies and finished goods are not suitable, in the Producer's reasonable judgment, for use in the business or operations of the Producer (or any of its Affiliates); provided, however, that the inventory levels of such items shall be limited to those which are customary generally for the Producer's pharmaceutical manufacturing operations. This right of reimbursement shall apply to each Producer of a Product regardless of whether such Producer sells and delivers Distribution Product to KBI or sells and delivers Intermediate Forms to another Producer.

         (b) The Partnership shall consult (i) with KB from time to time, and
(ii) with each of the Producers of a Distribution Product with respect to the Manufacturing Stages for which each such Producer is responsible, concerning the preparation and submission of the Specifications and C & M Data therefor for which an NDA will be filed or amended by the Partnership. KBI shall cause each Producer conducting meetings with the FDA with respect to a Distribution Product, except for meetings relating solely to INDs and NDAs filed by KB pursuant to Section 3.1(a) of the KBI License, to use its best efforts to arrange for representatives of the Partnership to participate, and for KB and each Producer who is responsible for any of the Primary Manufacturing Stages for such Distribution Product, to be present as observers at all significant meetings with FDA personnel during which the Specifications or C & M Data concerning Distribution Products are discussed; provided, however, that such Producer or Producers, as the case may be, shall only be entitled to attend such meetings to the extent the matters being discussed relate specifically to the Primary Manufacturing Stages for which each such Producer is responsible. The Partnership shall use its best efforts to arrange for representatives of the Producer responsible for the Packaging Manufacturing Stage for a Distribution Product to be present at such meetings to the extent that the matters to be discussed will affect such Producer's responsibilities with respect to Packaging such Distribution Product. Notwithstanding anything to the contrary contained herein, the Partnership shall not be entitled to information or to participate in discussions with the FDA relating to Enalapril/Felodipine Combination Products, except to the extent that KBI (or its assignee thereunder) is so entitled to participate in such discussions pursuant to the terms of the Enalapril/Felodipine Supply Agreement. The rights of KBI and TR to attend such meetings with the FDA (other than with regard to the Enalapril/Felodipine Combination Product) are solely as set forth in this Section 3.06(b).

         Section 3.07 Manufacturing Sites. KBI shall require each Producer to in good faith apply such manufacturing, financial and other criteria in the selection of a manufacturing Site for each Distribution Product as are applied by such Producer in the selection of manufacturing Sites for its and their own products; provided, however, that this Section shall not require KBI (or any of its Affiliates) to permit KB or any of its Affiliates or subcontractors, or KB USA, to perform in the Territory any Manufacturing Stage except as specifically set forth in the Manufacturing Agreement.

         Section 3.08 Termination Materials. (a) If this Agreement shall terminate for any reason in its entirety or in respect of any Distribution Product or in the event the Partnership should otherwise decide not to launch or to discontinue the sale of any Distribution Product, KBI shall, as soon as practicable after the date of termination or after notice of the Partnership's decision not to launch or to discontinue the sale of such Product, sell and deliver to the

Partnership or its designee or to such location as the Partnership may reasonably designate, and the Partnership or such designee shall purchase and accept from KBI, such raw materials, goods-in-process, packaging materials and supplies, reworkable finished goods and finished Distribution Products, which are specifically intended for use in the manufacture of the terminated Distribution Product or Distribution Products or for use in meeting the Partnership's requirements of such terminated Distribution Product or Distribution Products, are in any Producer's possession on the date of termination and are not suitable, in such Producer's reasonable judgment, for use in the business or operations of such Producer (or any of its Affiliates) by such Producer (or any of its Affiliates or subcontractors) and which are purchased by KBI from such Producers pursuant to Section 4.11 of the Manufacturing Agreement (collectively, the "Termination Materials"); provided, however, that the inventory levels of such Termination Materials shall be limited to those which are customary generally for such Producer's (and its Affiliates') pharmaceutical manufacturing operations; provided, further, however, that KBI shall not be obligated to sell to the Partnership, and the Partnership shall not be obligated to purchase, any Termination Materials relating to any Non-Exclusive Second Look Product or Exclusive Second Look Product. Alternatively, the Partnership may instruct KBI to dispose of Termination Materials in an appropriate manner, and the Partnership shall reimburse KBI for the costs of such disposal. All Termination Materials shall be in good and marketable condition, in conformance, to the extent applicable, with the Specifications and C & M Data, and free and clear of all liens, encumbrances, security interests and the like. Payment for the Termination Materials in an amount equal to their cost to KBI, which shall include amounts paid by KBI pursuant to Section 4.11 of the Manufacturing Agreement and Article X of the Enalapril/Felodipine Supply Agreement, except that finished goods inventory at the time of such termination will be valued at Manufacturer's Cost otherwise applicable herein, shall be made by the Partnership or its designee in accordance with Section 4.05 concurrently with the acceptance of such Termination Materials by the Partnership.

     (b) Reimbursement of Minimum Capital Charge Payments. If this Agreement shall terminate for any reason in its entirety or in respect of any Distribution Product, or in the event the Partnership should otherwise decide not to launch or to discontinue the sale of any Distribution Product, the Partnership shall promptly notify KBI thereof and shall reimburse KBI for any Unrecovered Capitalized Amount paid to a Producer of such Distribution Product pursuant to 5.03(c) of the Manufacturing Agreement.

                                   ARTICLE IV

                     SUPPLY PRICE, OTHER CHARGES AND PAYMENT

         Section 4.01 Supply Price. The Supply Price for each Distribution Product shall be computed and invoiced as set forth in Exhibit I hereto. The Supply Price for SKUs labeled as samples shall be equal to Manufacturer's Cost computed according to Exhibit I.

         Section 4.02 Exclusion of Inter-Affiliate Mark-Ups and Profits. The Supply Price computed in accordance with Exhibit I shall at all times exclude inter-Affiliate mark-ups and inter-Affiliate profits. The preceding sentence shall not preclude the inclusion of Cost of Capital

(as defined in Exhibit III of the Manufacturing Agreement), Period Cost (as defined in Exhibit III of the Manufacturing Agreement), Costs and Expenses of Delivery and the Sub-Contracting Premium (as defined in Exhibit III of the Manufacturing Agreement) in the Transfer Price for Distribution Products sold by TR to KBI and taken into account in determining Manufacturer's Cost.

         Section 4.03 Costs and Expenses of Delivery. KBI will be responsible for all shipping and delivery charges, insurance, taxes (other than income taxes), customs and other duties and other similar charges and expenses ("Costs and Expenses of Delivery") for the Distribution Products to the extent not included in Manufacturer's Cost.

         Section 4.04 Invoices, Time of Payment and Year-End Adjustments. (a) Payment by the Partnership to KBI for Distribution Products shall be made by the Partnership in accordance with Section 4.05 within 90 days after the last day of the Quarter in which delivery of such Distribution Products has been made to the Partnership; provided, however, that payment by the Partnership for the Distribution Products sold pursuant to Section 2.01(d) shall be made on September 30, 1998. The amount of such payment shall be equal to the Supply Price as reflected in the invoices for such Distribution Products delivered by KBI to the Partnership during such Quarter. Such invoices shall be based on the estimates of the appropriate Supply Price provided pursuant to Section 4.06. Such invoices shall not include amounts to be borne by the Partnership pursuant to Section 3.08 or any other provision hereof.

         (b) All amounts to be borne by the Partnership pursuant to Section 3.08 or 4.07(b) or any other provision hereof other than Section 4.01 to and including Section 4.04(a) shall be submitted directly to the Partnership in a separate invoice by KBI and the Partnership shall pay such amounts directly to KBI in accordance with Section 4.05 within 30 days after the date of KBI's invoice therefor.

          (c) (i) Within 90 days after the end of each Year, the Manufacturer's Cost and the KBI Cost components of the Supply Price that were estimated pursuant to Section 4.06(b) shall be adjusted to reflect actual amounts based upon KBI's determination of actual KBI Costs and actual Transfer Prices received from each Producer pursuant to Section 5.04(e) of the Manufacturing Agreement. KBI or the Partnership, as the case may be, shall within 45 days after such adjustment pay directly to the other in accordance with Section 4.05 the amount required by such adjustments.

                  (ii) Within 45 days after the end of each Quarter in which Distribution Products are sold by the Partnership, the Partnership shall furnish to KBI a statement of the actual Net Sales and Weighted Net Sales of Distribution Products by SKU for such Quarter and the number of SKUs of such Distribution Product sold by the Partnership during such Quarter. With respect to the fourth Quarter, the Partnership shall furnish, in addition to the regular quarterly information described above, a statement of (i) the actual Net Sales and Weighted Net Sales of Distribution Products by SKU for the full Year, (ii) the number of units of SKUs of such Distribution Product sold by the Partnership for the full Year, and (iii) the actual Effective Rate in Respect of Tiered Rate Products applicable for the entire Year and the full computation thereof, including all necessary details with respect to all Covered Compounds. In order to determine actual Net Sales by SKU, the Partnership shall allocate amounts required to adjust gross sales (at catalog selling price) to Net Sales of a particular Distribution Product in proportion to gross sales of each such SKU of such Distribution Product to total Net Sales of the particular Distribution Product.

                  (iii) KBI shall adjust the Supply Price with respect to Agreed Mark-Up as follows:

                           (x) The Agreed Mark-Up shall be adjusted for
Distribution Products sold by the Partnership during such Quarter in accordance with the statement received for such Quarter and the calculation of such adjustment shall be equal to the difference between (A) the actual Agreed Mark-Up for Distribution Products sold by the Partnership in such Quarter based on the actual Weighted Net Sales and units sold for each SKU in such Quarter, and (B) the Standard Mark-Up contained in the Supply Price previously invoiced by KBI to the Partnership for the Distribution Products sold by the Partnership in such Quarter, calculated on a first-in, first-out (FIFO) basis. The calculation of Agreed Mark-Up based on the actual Weighted Net Sales shall be determined using the principles set forth in Section 3.7 of the Master Restructuring Agreement, and where applicable for the first, second and third Quarters using an Estimated Effective Rate; and

                           (y) The foregoing adjustments shall be further
adjusted to reflect a credit to the Partnership in the amount of any Agreed Mark-Up paid for Distribution Products that are recalled, withdrawn, not saleable due to product expiration, and trade SKUs used as samples (excluding in all cases any Distribution Product returned to the Partnership, the sale of which was previously included in Net Sales).

An example of such calculations is attached as Exhibit II.

                  (iv) Based on the information received for the full Year, KBI shall calculate the Agreed Mark-Up for all Distribution Products sold during the Year using the actual Effective Rate in Respect of Tiered Rate Products for the Year. The full Year adjustment shall be equal to the difference between such Agreed Mark-Up and the Standard Mark-Up for all Distribution Products sold during the Year, revised to take into account adjustments calculated pursuant to
Section 4.04(c)(iii)(x) for the first, second and third Quarters.

                  (v) KBI or the Partnership, as the case may be, shall within 90 days after the end of such Quarter or Year pay directly to the other in accordance with Section 4.05 the amount required by all such adjustments.

         (d) In the event any payment required to be made pursuant to this Agreement is paid after the date due herein, KBI or the Partnership, as the case may be, shall pay to the counterparty interest on the amount overdue calculated at a rate per annum equal to the lesser of 110% of the prime rate of interest (or its equivalent) charged by Morgan Guaranty Trust Company of New York, in New York, New York from time to time, or the highest rate allowed by applicable law, from the date such payment became due until it is paid in full.

         Section 4.05 Manner of Payment. All payments required to be made pursuant to this Agreement to KBI shall be made by wire transfer to a bank account designated by KBI at least four (4) business days prior to the date of payment. All payments required to be made pursuant to this Agreement to the Partnership shall be made by wire transfer to a bank account designated by the Partnership at least four (4) business days prior to the date of payment. If any payment is due on a day that is not a business day, such payment instead shall be made on the next succeeding business day. All payments shall be made in United States dollars.

         Section 4.06 Estimates. (a) By November 15th preceding any Year in which the Partnership expects KBI to supply the Partnership with any Distribution Products, the Partnership shall provide KBI with its good faith estimates of (i) the Net Sales, (ii) the Weighted Net Sales, (iii) the Agreed Mark-Up, and (iv) the unit volume of each SKU of each Distribution Product for such year. The Partnership shall also provide a good faith estimate of the Effective Rate in Respect of Tiered Rate Products for such year based on an estimate of both the Tiered Rate Products Amount and the Combined Weighted Net Sales of Tiered Rate Products ("Estimated Effective Rate"). In addition, the Partnership shall provide KBI with the appropriate percentage point increase to be added to the Agreed Mark-Up per SKU related to any royalties or other payments to KB or any other Person in respect of any Licensed Compounds pursuant to Section 3.7(c) of the Master Restructuring Agreement. All such estimates shall be reasonable and shall be based on the annual budget/profit plan that has been approved by the General Partner of the Partnership. Such Agreed Mark-Up, until adjusted pursuant to subparagraph (d), shall be the "Standard Mark-Up." By October 15th preceding such Year, the Partnership shall provide KBI with preliminary estimates of the information required to be provided pursuant to the first three sentences of this Section 4.06.

                  (b) By November 30th preceding any Year in which KBI expects to supply the Partnership with any Distribution Products, KBI shall advise the Partnership of its estimates of the Supply Price, including Manufacturer's Cost, KBI Cost, and Standard Mark-Up.

                  (c) Within 30 days after the end of any Quarter in which KBI has supplied the Partnership with any Distribution Products, KBI shall provide the Partnership with an estimate of the cumulative adjustment to the Supply Price (with respect to the Manufacturer's Cost component of the Supply Price) for each such Distribution Product for the Year that will be required pursuant to Section 4.04(c)(i).

                  (d) No later than 15 days prior to the end of the first, second and third Quarters, the Partnership shall advise KBI if there is a material change (i.e., 10% or more differential) between the estimated Agreed Mark-Up and the Standard Mark-Up for the Year by SKU. If there is such a change, the Standard Mark-Up and the Supply Price shall be changed as of the start of the following Quarter.

                  (e) In case of the sale by KBI of an SKU of a Distribution Product for which there has been no Supply Price determined pursuant to subparagraphs (a) and (b), KBI and the Partnership shall agree on estimated Manufacturer's Cost, KBI Cost and Standard Mark-Up, adding up to a total estimated Supply Price to be used until adjusted pursuant to subparagraph (d).

         Section 4.07 Minimum Capital Charge. (a) Pursuant to and in accordance with Section 3.01(c)(vi) of the Manufacturing Agreement, KBI may submit to the Partnership a Minimum Capital Charge Estimate with respect to the Bulk Chemical Manufacturing Stage (as defined in the Manufacturing Agreement) or the Formulation Manufacturing Stage (as defined in the Manufacturing Agreement) for a Distribution Product. If KBI submits such an estimate, it shall be submitted to the Partnership within six months after the last of the following to occur:
(i) KB has provided all relevant available information regarding its manufacturing process with respect to the relevant Manufacturing Stage or Stages pursuant to Section 7.05 of the Manufacturing Agreement; and (ii) the Partnership has notified KBI pursuant to Section 3.01(b) of its estimated requirements for a Distribution Product over the full life cycle of such Distribution Product, the launch date for such Distribution Product, and the Market Exclusivity for such Distribution Product. The Minimum Capital Charge shall be computed as set forth in the Manufacturing Agreement.

         (b) The Partnership shall reimburse KBI for all Minimum Capital Charge payments made by KBI pursuant to Section 5.03(b) of the Manufacturing Agreement.

         (c) Pursuant to the terms of Section 3.08(b), the Partnership also shall reimburse KBI for any Unrecovered Capitalized Amount paid to a Producer.

         (d) The Partnership shall reimburse KBI for all payments that KBI is required to make to TR pursuant to Section 10.3 of the Enalapril/Felodipine Supply Agreement upon termination of such agreement; provided such termination has not been made in breach of Section 3.23 of the Master Restructuring Agreement.

         Section 4.08. Other Costs. The Partnership shall reimburse KBI for any costs paid to a Producer pursuant to the terms of Section 5.07 of the Manufacturing Agreement.

         Section 4.09 Approval of Alternate Producer Pricing. KBI shall request the Partnership's approval of the pricing proposed by any Alternate Producer pursuant to and in accordance with the terms of the Manufacturing Agreement. Depending on the Partnership's approval or disapproval thereof, the relevant consequences set forth in the Manufacturing Agreement shall apply.

                                    ARTICLE V

                                    [OMITTED]

                                   ARTICLE VI

                 WARRANTIES; QUALITY CONTROL; QUALITY ASSURANCE;

               REGULATORY FUNCTION; CLAIMS FOR DEFECTIVE PRODUCTS;

                         RECALLS AND MARKET WITHDRAWALS

         Section 6.01 Warranties; Sample Retention. (a) (i) KBI warrants to the Partnership that all Distribution Products supplied by an Alternate Producer, its Affiliates or its subcontractors and all facilities and processes used in the manufacture of such Distribution Products, shall conform to the Specifications and C & M Data, and such facilities shall be approved by the FDA to the extent required by law; and such Alternate Producer, its Affiliates and its subcontractors shall employ GMP in the manufacture of all Distribution Products.

                  (ii) KBI agrees to extend all warranties set forth in Section 9.01(a) of the Manufacturing Agreement, and any other possible warranties extended by KB and TR, and for such purposes agrees to take all actions necessary or advisable, including but not limited to causing such Producers to execute all documents, to enable the Partnership to effectively invoke and enjoy such warranties against such Producers to the effect that the Partnership shall be in the same position as KBI in respect thereof. In case KBI for any reason should fail to perform the obligations set forth in the preceding sentence, KBI shall be fully responsible against the Partnership for breach of such warranties.

          (b) In addition to the obligations set forth elsewhere in this Article, KBI shall cause the Producer(s) of each Distribution Product to take and retain, for such period as may be required by the FDA pursuant to regulations, guidelines or otherwise, samples of raw materials and intermediates of such Distribution Product specifying the dates of manufacture and Packaging and maintain production records and quality control reports regarding such Distribution Product.

         Section 6.02 Quality Control. (a) Except as otherwise provided in this Agreement, KBI shall cause each of the Producer(s) of a Distribution Product to be responsible for quality control for each Manufacturing Stage performed by such Producer or its Affiliates or subcontractors for such Distribution Product.

         (b) While the Partnership shall have final quality control release responsibility for all Distribution Products, KBI shall cause each Producer to perform quality control release testing in support of such quality control release for each Manufacturing Stage performed by such Producer.

         Section 6.03 Inspections and Audits. KBI shall cause each Producer to permit one or more qualified technical quality specialists of the Partnership to conduct inspections and audits at all reasonable times of the facility where the Distribution Products or any Intermediate Forms thereof are manufactured by such Producer (or its Affiliates or subcontractors) and any other facility which is proposed to be used for such manufacture and of the process of manufacturing and quality control of Distribution Products, including, without limitation, the review of all documents specified in Exhibit V of the Manufacturing Agreement, subject to such Producer's

(or its Affiliate's or subcontractor's) facility availability and strict compliance with and observance of instructions and procedures in respect of confidentiality and security, in order to ensure compliance with this Article; provided, however, that in the case of Enalapril/Felodipine Combination Product, the Partnership shall have no inspection rights or rights to information under this Agreement to any greater extent than KBI has pursuant to the Enalapril/Felodipine Supply Agreement.

         Section 6.04 Observations and Conclusions. Observations and conclusions of the Partnership's audits or inspections of a Producer (or its Affiliates or subcontractors) will be issued to and promptly discussed with the Producer (and KBI hereby agrees to cause such Producer to participate in such discussions) and reasonable corrective action, if needed (as determined by agreement between such Producer and the Partnership), shall be implemented by the Producer at its own expense (and KBI hereby agrees to cause such Producer to implement such action and pay such amounts).

         Section 6.05 The Partnership's Regulatory Compliance Responsibility. Except as otherwise provided herein, the Partnership will have primary regulatory compliance responsibility for all Distribution Products, and shall coordinate and interface directly with each Producer as to their specific functional responsibilities for such Distribution Products. For purposes of this
Article VI, "regulatory compliance functions" shall include the following:

                  (i) Review of all appropriate sections of the NDA submission.

                  (ii) Preparation of manufacturing process descriptions for conformance to NDA or other regulatory filing.

                  (iii) Preparation of supporting data for NDA supplements for changes, as required by the FDA pursuant to regulations, guidelines or otherwise.

                  (iv) Performance of chemical and/or product annual reviews, including annual examination of retention samples.

                  (v) Preparation of regulatory annual report submissions, including updated manufacturing descriptions and stability data.

                  (vi) Other appropriate and reasonable services relating to regulatory compliance, as specifically set forth by KBI in its bid solicitations (if applicable) or as otherwise agreed between the Partnership and the Producer performing such functions.

         Section 6.06 Regulatory Compliance. KBI shall cause each Producer to prepare and provide such information relating to Manufacturing Stages performed by such Producer as necessary to allow the Partnership to perform its regulatory responsibilities. In addition, KBI shall cause each Producer to perform and bear the cost of performing regulatory compliance functions on behalf of the Partnership for the Manufacturing Stages for which it is responsible, provided, however, that KB shall perform regulatory compliance functions for Turbuhaler systems incorporating Distribution Products; provided, further, however, that the Partnership shall have no rights or obligations regarding Enalapril/Felodipine Combination Product relating to regulatory compliance to any greater extent than KBI has pursuant to the Enalapril/Felodipine Supply Agreement.

         Section 6.07 Certificates of Analysis. Each shipment of Distribution Product furnished to the Partnership shall be accompanied by a certificate of analysis related to each batch of the Distribution Product included in such shipment certifying that the Distribution Product conforms to Specifications and the C & M Data and was manufactured in accordance with GMP. A copy of such certificate of analysis shall be provided to KBI together with the invoice relating to such shipment.

         Section 6.08 Notice of Claims; Replacement Quantities. Unless the Partnership gives notice to KBI to the contrary within 60 days of delivery by KBI to the Partnership of a quantity of such Distribution Product, such quantity of Distribution Product shall be deemed to be satisfactory to the Partnership, subject thereafter only to claims based on or arising as of the failure of such Distribution Product to be manufactured in accordance with Section 6.01; provided, however, the foregoing shall not limit anything contained in Article
VII. If the Partnership notifies KBI within such 60 days that any quantities of a Distribution Product delivered by KBI do not conform to the Specifications or C & M Data, or were not manufactured in accordance with GMP, KBI shall have 30 days to reexamine the same to determine whether it agrees with the Partnership. If it agrees, KBI shall deliver as promptly as practicable new quantities of the Distribution Product for the replacement of the defective quantities at no additional cost to the Partnership, and the Partnership within 60 days thereafter shall notify KBI of its acceptance or rejection of such replacement quantities. If KBI disagrees that the original quantities of such Distribution Product are nonconforming, or if the Partnership rejects KBI's replacement Distribution Product as non-conforming, the matter will be referred to an independent laboratory acceptable to KBI and the Partnership. Testing by the laboratory will be in accordance with NDA procedures. The Partnership and KBI shall accept the laboratory's opinion and its charges shall be borne equally by the Partnership and KBI. If the laboratory's opinion is that such Distribution Product is nonconforming, KBI shall deliver as promptly as practicable new quantities of the Distribution Product.

         Section 6.09 Recalls and Market Withdrawals. The Partnership may recall or effect a market withdrawal of a Distribution Product at any time, after consultation with KB and each Producer with respect to such Distribution Product. In addition, KB, after consultation with the Partnership, may, at any time, demand a recall or market withdrawal of a Distribution Product of which it (or any of its Affiliates) is the licensor, and, if so requested, the Partnership shall promptly effect such recall or market withdrawal. Furthermore, any Producer, after consultation with the Partnership, may, at any time, demand a recall or market withdrawal of a particular lot of Distribution Product of which it or any of its Affiliates is a Producer if it is demonstrated that the recall or market withdrawal of such lot of Distribution Product is due to the failure of such Producer (or its Affiliates or subcontractors) or an Earlier Stage Producer of such lot to manufacture such lot according to the Specifications therefor, C&M Data or GMP or for any other reason within the primary quality control responsibility of such Producer, and, if so requested, the Partnership shall promptly effect such recall or market withdrawal. The

Partnership and, if applicable, the party to the Manufacturing Agreement demanding the recall or market withdrawal, shall coordinate the recall or market withdrawal. The Partnership shall bear all costs relating to the recall or market withdrawal unless (i) it is demonstrated that the recall or market withdrawal is due to the failure of a Producer (or its Affiliates or subcontractors) to manufacture such Distribution Product according to the Specifications therefor, C & M Data or GMP or for any other reason within the primary quality control responsibility of such Producer, in which case KBI will cause such Producer to bear the costs relating to the recall or market withdrawal or (ii) such recall or market withdrawal is demanded by KB for a reason other than a reason set forth in (i) above, in which case KBI will cause KB to bear the costs relating to the recall or market withdrawal. The Partnership shall have no rights or obligations regarding the recall or market withdrawal of Enalapril/Felodipine Combination Product to any greater extent than KBI has pursuant to the Enalapril/ Felodipine Supply Agreement. The rights of the Parties to recall or effect a market withdrawal of a Distribution Product shall be limited to those set forth in this Section 6.09, the KBI Supply Agreement, the KBI License and in the Enalapril/Felodipine Supply Agreement.

                                   ARTICLE VII

                             CLAIMS AND DISCLAIMERS

         Section 7.01 Indemnification by the Partnership. (a) The Partnership shall indemnify and hold harmless KBI, and each of its Affiliates, and each of its, and its Affiliates', respective officers, directors, employees and agents (each, a "Partnership Indemnitee") from and against any and all losses, damages, liabilities or expenses (including reasonable attorney's fees and other costs of defense) (collectively, "Losses") in connection with any and all actions, suits, claims or demands (collectively, "Claims") that may be brought or instituted against any Partnership Indemnitee by any Non- Affiliate of the Parties based on or arising out of the manufacture, use or sale of any Distribution Product sold hereunder, including, without limitation, any investigation by any governmental agency with respect to the quality of such Distribution Product, or any claim for death or personal injury or property damage asserted by any user of such Distribution Product; provided, however, that the Partnership shall not be obligated to indemnify and hold harmless KBI or any of its Affiliates or any officer, director, employee or agent of KBI or any of its Affiliates from any Losses in connection with any Claim based on or arising out of any event or circumstance with respect to which KBI is obligated to indemnify and hold harmless the Partnership pursuant to Section 7.02.

         (b) The Partnership shall indemnify and hold harmless KBI and its officers, directors, employees and agents (each, a "Partnership Contract Indemnitee") from and against any and all Losses in connection with any and all Claims that may be brought or instituted against any Partnership Contract Indemnitee by KB or any Non- Affiliate of KBI based upon or arising out of any breach of or failure to perform any of the provisions of this Agreement by the Partnership or any of its Affiliates or subcontractors.

         Section 7.02 Indemnification by KBI. (a) KBI shall indemnify and hold harmless the Partnership, each of its Affiliates, and each of its, and its Affiliates', respective partners, officers, directors, employees and agents (each, a "KBI Indemnitee") from and against any and all Losses in connection with any and all Claims that may be brought or instituted against any KBI Indemnitee by any Non-Affiliate of the Parties based on or arising out of the failure of KBI or any of its Affiliates or subcontractors to manufacture any Distribution Product hereunder in accordance with the Specifications, C & M Data or GMP, except to the extent that such Claims were caused by the failure of the Partnership to perform its quality assurance or regulatory compliance responsibilities pursuant to Sections 6.02(b) and 6.05 with reasonable diligence and care.

         (b) KBI shall indemnify and hold harmless the Partnership and its officers, directors, employees and agents (each, a "KBI Contract Indemnitee") from and against any and all Losses in connection with any and all Claims that may be brought or instituted against any KBI Contract Indemnitee by TR or any Non-Affiliate of the Partnership based upon or arising out of any breach of or failure to perform any of the provisions of this Agreement by KBI or any of its Affiliates or subcontractors.

         Section 7.03 Indemnification Procedures. As promptly as practicable after any indemnitee referred to in Section 7.01 or 7.02 obtains knowledge of any action, suit, claim or demand as to which it will or may be entitled to indemnity under Section 7.01 or 7.02, such indemnitee shall give notice to the indemnifying Party. The indemnifying Party shall be entitled to assume control of the defense or settlement of such action, suit, claim or demand, provided, however, that (i) the indemnitee shall be entitled to participate in the defense of such matter and to employ counsel of its own choosing and at its own expense to assist in the handling of such matter, and (ii) the indemnifying Party shall obtain the prior written approval of the indemnitee, which approval shall not be unreasonably withheld or delayed, before entering into any settlement of such matter or ceasing to defend against such matter.

         Section 7.04 Disclaimers. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, BY ANY PARTY (OR ANY OF ITS AFFILIATES), NOR SHALL ANY PARTY (OR ANY OF ITS AFFILIATES) HAVE ANY LIABILITY OF ANY NATURE, WITH REGARD TO THE VALUE, ADEQUACY, FREEDOM FROM FAULT OR INFRINGEMENT, QUALITY, EFFICIENCY, SUITABILITY, CHARACTERISTICS OR USEFULNESS OF (x) ANY MANUFACTURING PROCESSES, PRODUCTION METHODS, MANUFACTURING PATENTS, MANUFACTURING DATA, MANUFACTURING INFORMATION OR MANUFACTURING KNOW-HOW (INCLUDING, WITHOUT LIMITATION, ANY OF KB'S MANUFACTURING PROCESSES OR MANUFACTURING TECHNICAL INFORMATION) OR (y) ANY DISTRIBUTION PRODUCTS MANUFACTURED, USED OR SOLD HEREUNDER, INCLUDING, WITHOUT
LIMITATION: (i) ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (ii) ANY IMPLIED WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE IN THE TRADE; (iii) ANY WARRANTY OF DESCRIPTION OR OTHERWISE CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR SAMPLE OR MODEL; OR (iv) ANY CLAIMS BASED ON ALLEGATIONS OF INFRINGEMENT OR UNFAIR COMPETITION WITH

RESPECT TO ANY DISTRIBUTION PRODUCT OR ANY SUCH PROCESSES, PRODUCTION METHODS, PATENTS, DATA, INFORMATION OR KNOW-HOW; AND ALL SUCH REPRESENTATIONS, WARRANTIES AND LIABILITIES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARE HEREBY DISCLAIMED BY KBI AND THE PARTNERSHIP AND BY EACH OF THEM ON BEHALF OF THEIR RESPECTIVE AFFILIATES; PROVIDED, HOWEVER, THAT NOTHING CONTAINED IN THIS SECTION 7.04 SHALL BE DEEMED A WAIVER OF, OR BE DEEMED TO LIMIT, THE OBLIGATIONS OF ANY PARTY HEREUNDER.

         Section 7.05 Limitation of Damages. IN NO EVENT SHALL ANY PARTY (OR ANY OF ITS AFFILIATES OR SUBCONTRACTORS) BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING (x) OUT OF THE FURNISHING OR USE OF ANY MANUFACTURING PROCESSES, PRODUCTION METHODS, PATENTS, DATA, KNOW-HOW OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY OF KB'S MANUFACTURING PROCESSES OR MANUFACTURING TECHNICAL INFORMATION), OR (y) OUT OF THE MANUFACTURE, USE OR SALE OF ANY DISTRIBUTION PRODUCT SOLD HEREUNDER, OR (z) OUT OF ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT; PROVIDED, HOWEVER, NOTHING CONTAINED IN THIS SECTION 7.05 SHALL ACT TO LIMIT THE INDEMNIFICATION PROVIDED IN SECTION 7.01 OR SECTION 7.02.

                                  ARTICLE VIII

                              TERM AND TERMINATION

         Section 8.01 Termination of Agreement. (a) In case the Partnership shall no longer have the right pursuant to the Distribution Agreement to use and sell Distribution Products, this Agreement will be automatically terminated in its entirety.

     (b) In case KBI shall no longer have any right pursuant to the KBI Sublicense to make and have made any Distribution Products for the purpose of supplying Distribution Products to the Partnership for use and sale by the Partnership in the Territory, this Agreement will be automatically terminated in its entirety.

     (c) This Agreement shall terminate in its entirety upon the exercise of the Option (as defined in the KBI Shares Option Agreement ) and the purchase and sale of the KBI Shares contemplated thereby; provided, however, that if the Notice of Exercise (as defined in the KBI Shares Option Agreement) is delivered prior to 2017, this Agreement shall terminate in its entirety two (2) years after the Option Closing Date (as defined in the KBI Shares Option Agreement) but no later than December 31, 2017.

     (d) Notwithstanding any other provision of this Agreement, this Agreement shall not terminate so long as there is any unexpired Transition Period (as such term is defined in the

KBI-E Asset Option Agreement or the KBI Shares Option Agreement) with respect to any Distribution Product.

         Section 8.02 Termination as to Particular Products; Effect of Assignment. (a) In case the Partnership shall no longer have the right pursuant to the Distribution Agreement to use and sell any particular Distribution Product, this Agreement shall terminate with respect to such Distribution Product. In the event the Manufacturing Agreement terminates with respect to any particular Manufacturing Agreement Product pursuant to Section 11.02 of the Manufacturing Agreement, this Agreement shall terminate with respect to such Manufacturing Agreement Product as and when the Manufacturing Agreement terminates with respect to such Manufacturing Agreement Product. In the event the Manufacturing Agreement is assigned pursuant to Section 11.02 thereof, this Agreement shall be assigned by KBI to the same Person, in the same manner, and for the same Manufacturing Agreement Products. In the event the Enalapril/Felodipine Supply Agreement terminates pursuant to Article X of the Enalapril/Felodipine Supply Agreement, this Agreement shall terminate with respect to such Enalapril/Felodipine Combination Product as and when the Enalapril/Felodipine Supply Agreement terminates.

         Section 8.03 Effect of Termination. Upon termination of this Agreement in whole or in part, KBI shall promptly return, and cause each of the Producers to return, to the extent legal and practicable, to the Partnership at KBI's sole expense all originals and copies of confidential information covered by Article XI received by KBI (or any of its Affiliates or subcontractors) regarding the Distribution Product or Distribution Products to which the termination relates; provided, however, such copies need not be returned to the extent necessary to satisfy applicable statutory or regulatory requirements or, if a lawsuit is pending or threatened, to the extent such information could be relevant to such lawsuit. Notwithstanding any such termination, Sections 3.08 and 4.07 and Articles VI, VII, VIII, X and XI and any obligations which have accrued prior to such termination shall survive such termination.

         Section 8.04 No Termination for Breach. In accordance with Section 11.5 of the Master Restructuring Agreement, neither Party can terminate this Agreement due to a breach hereof by the other Party hereto.

                                   ARTICLE IX

                                 SUBCONTRACTING

         Section 9.01 Right to Subcontract. KBI has subcontracted with KB, KB USA and TR the manufacture of the Manufacturing Agreement Products pursuant to the terms of the Manufacturing Agreement. No such subcontract shall release KBI from any of its obligations under this Agreement except to the extent they are performed by such subcontractor; provided, further, that KBI will not permit an Alternate Producer to subcontract any manufacturing without the prior written consent of KBI and the Partnership.

                                    ARTICLE X

                                     RECORDS

         Section 10.01 KBI Records. KBI shall keep, and shall cause its Affiliates and its subcontractors to keep, true, accurate, and complete records of manufacturing costs, expenses, and capital in sufficient detail to permit the determination of the Supply Price for each Distribution Product manufactured by it or its Affiliates or subcontractors. At the request and expense of the Partnership, the Partnership shall have the right for its then currently engaged independent accountants to have reasonable access at all reasonable times upon reasonable prior notice during normal business hours, to audit and examine, and make copies or extracts of and from, the books, records and accounts of KBI and its Affiliates and its subcontractors as may be necessary in such accountant's judgment to permit it to attest that the segments of the Supply Price charged to the Partnership conform to the terms of this Agreement. Such rights of access, audit and inspection for any Year shall terminate two years after the Partnership's receipt of KBI's final invoice with respect to such Year. The Partnership shall enter into a written engagement with such accountants, a copy of which shall be provided to KBI, providing that (i) the scope of the engagement with respect to such audit and examination is limited to the rights provided in this Section 10.01 and, if the audit is performed in connection with another audit permitted by any other agreement between an Affiliate of the Partnership and KBI, the rights of such Affiliate under such other agreement,
(ii) such accountants agree to use reasonable efforts, consistent with their professional responsibility, the availability of materials and information and the level of assistance received, to conclude the audit and examination within a reasonable period of time, and (iii) such accountants agree to keep any such information to which they have access pursuant to the foregoing confidential and not to disclose to the Partnership (or any of its Affiliates) any information other than information relating to the accuracy of such determination and the conformance of KBI's computation of the Supply Price with the terms of this Agreement and in no event shall quantities or prices or rebates to individual customers be disclosed to the Partnership (or any of its Affiliates) or any other Person. Notwithstanding the foregoing, the Partnership shall not, during the period from December 15 of any Year through January 31 of the following Year, exercise its rights of access, audit and inspection under this Section and, during the period from February 1 through the last day of February of any Year, exercise such rights with respect to the activities of KBI during the last Quarter of the prior Year.

         Section 10.02 Partnership Records. The Partnership shall keep, and shall cause its Affiliates and subdistributors to keep, true, accurate and complete records of total quantities of Distribution Products sold for which the Supply Price is payable hereunder and the Net Sales thereof and details of Distribution Products recalled, withdrawn, returned, not saleable due to product expiration, and trade SKUs used as samples, in sufficient detail to permit determination of the Agreed Mark-Up component of the Supply Price payable hereunder. At the request and expense of KBI, KBI shall have the right for its then currently engaged independent accountants to have reasonable access at all reasonable times upon reasonable prior notice during normal business hours, to audit and examine, and make copies or extracts of and from, the books, records and accounts of the Partnership and its Affiliates and subdistributors as may be necessary in such accountant's judgment to permit it to attest that the Agreed Mark-Up component of the

Supply Price paid or payable hereunder conform to the terms of this Agreement. Such rights of access, audit and inspection for any Year shall terminate two years after the close of each Year in respect of the Supply Price paid or payable for such Year. KBI shall enter into a written engagement with such accountants, a copy of which shall be provided to the Partnership, providing that (i) the scope of the engagement with respect to such audit and examination is limited to the rights provided in this Section 10.02 and, if the audit is performed in connection with another audit permitted by any other agreement between an Affiliate of KBI and the Partnership, the rights of such Affiliate under such other agreement, (ii) such accountants agree to use reasonable efforts, consistent with their professional responsibility, the availability of materials and information and the level of assistance received, to conclude the audit and examination within a reasonable period of time, and (iii) such accountants agree to keep any such information to which they have access pursuant to the foregoing confidential and not to disclose to KBI (or any of its Affiliates) any information other than information relating to the accuracy of such determination and the conformance of the Partnership's computation of the Agreed Mark-Up component of Supply Price with the terms of this Agreement and in no event shall quantities or prices or rebates to individual customers be disclosed to KBI (or any of its Affiliates) or any other Person. Notwithstanding the foregoing, KBI shall not, during the period from December 15 of any Year through January 31 of the following Year, exercise its rights of access, audit and inspection under this Section and, during the period from February 1 through the last day of February of any Year, exercise such rights with respect to the activities of the Partnership during the last Quarter of the prior Year.

                                   ARTICLE XI

                                 CONFIDENTIALITY

         Section 11.01 Confidentiality. Subject to the provisions of Section 9.2 of the KBI License, each Party shall maintain in strict confidence all Confidential Information pursuant to and in accordance with Sections 4.1 and 4.2 of the Master Restructuring Agreement, provided, however, that (i) KBI may disclose such information (other than any privileged or work product-protected information that may have been shared with the other Party pursuant to any common and joint interest agreement) to any governmental agency or authority to the extent necessary to obtain the approval of any agency or authority to make and have made Distribution Products pursuant to the terms and conditions of this Agreement; provided, further, however, to the extent permitted by applicable law, such disclosure shall be made on a confidential and restricted basis and
(ii) the Partnership may disclose such information (other than any privileged or work product-protected information that may have been shared with another Party pursuant to any common or joint interest agreement) to any governmental agency or authority to the extent necessary to obtain the approval of any agency or authority to use and sell Distribution Products pursuant to the terms and conditions of the Distribution Agreement; provided, further, however, to the extent permitted by applicable law, such disclosure shall be made on a confidential and restricted basis.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         Section 12.01 Amendments; Waiver. This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each Party, and may be waived only by a written instrument duly executed by the Party to be bound. No omission or delay on the part of a Party in requiring the due and punctual fulfillment by the other Party of any of its obligations hereunder shall constitute a waiver by the omitting or delaying Party of any of its rights to require such due and punctual fulfillment of any obligation hereunder, whether similar or otherwise, or a waiver of any remedy it may have hereunder or otherwise.

         Section 12.02 Best Efforts; Performance. The obligation of a Party to use its best efforts in any connection shall only require such Party to use such efforts which are reasonable in the circumstances and are consistent with the policies and practices utilized by it in conducting its own business. Without limiting any other provision hereof, each Party will perform its respective obligations under this Agreement with respect to any Distribution Product as promptly as practicable in a manner reasonably consistent with that employed by such Party (or its Affiliates) in connection with its other pharmaceutical products.

         Section 12.03 Headings. The Article and Section headings in this Agreement are solely for the convenience and reference of the Parties and shall not affect the meaning or interpretation hereof. References in the text hereof to Articles, Sections and paragraphs mean the Articles, Sections and paragraphs in this Agreement, respectively, unless otherwise specifically stated.

         Section 12.04 Successors; Third Parties; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as expressly otherwise provided herein, nothing in this Agreement is intended to confer on any Person other than the Parties and their respective Affiliates, or their respective successors or permitted assigns, any rights or obligations under or by reason of this Agreement. Except as otherwise provided herein or in any other Ancillary Agreement or in any Initial Agreement, neither Party shall assign this Agreement nor any of its rights or obligations hereunder without the prior consent of the other Party, provided that any such assignee or assignees shall expressly assume the due and punctual performance of all obligations which are so assigned, and any such assignment shall not release the assignor from such obligations except to the extent that they are performed by the assignee or assignees.

         Section 12.05 Notices. Any notice, request or other communication under or with respect to this Agreement shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt to the Party at its address set forth below:

         If to KBI, to:                     Astra Merck Inc.
                                            c/o Merck & Co., Inc.
                                            P.O. Box 100
                                            One Merck Drive
                                            Whitehouse Station,
                                            New Jersey 08889-0100
                                            U.S.A.
                                            Attention:      Secretary
                                            Telecopier:     (908) 735-1246

         If to the Partnership, to:         Astra Pharmaceuticals, L.P.
                                            725 Chesterbrook Avenue
                                            Wayne, Pa  19087-5677
                                            U.S.A.
                                            Attention:        General Counsel
                                            Telecopier:     (610) 889-1280

         Either Party by written notice to the other Party in accordance with the above may change the address to which such notices, requests or other communications to it shall be directed.

         Section 12.06 Force Majeure. Neither Party shall be responsible or liable to the other Party for any failure to perform any of its covenants or obligations under this Agreement if such failure results from events or circumstances reasonably beyond the control of such Party (collectively, "Events of Force Majeure"). Events of Force Majeure shall include, without limitation, any order, decree, law or regulation of any nature whatsoever of any court or governmental authority; war (whether or not declared); embargo; strike, lockout or other labor difficulty; riot; epidemic; disease; unavoidable accident; explosion; act of God; civil commotion; fire; earthquake; storm; flood; failure of public utilities or common carriers; unavailability of, or material reduction in the supply of, raw materials or intermediates, labor, fuel, electricity, water or transport; and any other circumstances whatsoever whether similar to the above causes or not; provided, however, that the foregoing shall not include any event or circumstance which prevents a Party from obtaining the funds sufficient to make any payment required to be made by it pursuant to this Agreement, but shall include any such event or circumstance which prevents a Party from transferring such funds to the other Party to effect such payment. The Party failing to perform as a result of an Event of Force Majeure shall promptly notify the other Party of such Event of Force Majeure and shall take all action as is reasonably possible to remove such Event of Force Majeure; provided, however, that nothing contained herein shall require the settlement of any strike, lockout or other labor difficulty, or of any investigation or proceeding by any governmental authority or of any litigation, by a Party on terms unsatisfactory to it.

         Section 12.07 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. To the extent permitted by applicable law, each Party waives any provision of law which renders any provision hereof invalid, illegal or unenforceable in any respect. In the event any provision of this Agreement shall be held to be invalid, illegal or unenforceable the Parties shall use best efforts

(which shall not require payments to its Non-Affiliates) to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

         Section 12.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its choice of law rules other than Section 5-1401 of the New York General Obligations Law.

         Section 12.09 Arbitration. Subject to Section 9.4 of the Master Restructuring Agreement, any dispute, controversy or claim between KBI and the Partnership arising out of or related to this Agreement, or the interpretation or breach hereof, shall be settled by binding arbitration pursuant to the principles and procedures set forth in Article 9 of the Master Restructuring Agreement.

         Section 12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and same instrument.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

                                        ASTRA MERCK INC.

                                        By:  /s/ Peter E. Nugent
                                             Name:     Peter E. Nugent
                                             Title:    President

                                        ASTRA PHARMACEUTICALS, L.P.

                                        By:  KB USA, L.P., its General Partner

                                        By:  Astra AB, its General Partner
                                               (publ)

                                        By:  /s / Goran Lerenius
                                             Name:     Goran Lerenius
                                             Title:    Authorized Signatory

                                                                       EXHIBIT I

                                  SUPPLY PRICE

The Supply Price for Distribution Products supplied by KBI will be the sum of the following three segments:

                  1.       Manufacturer's Cost
                  2.       KBI Cost
                  3.       Agreed Mark-Up

The estimated Supply Price by SKU, as provided in Section 4.06 (a) and (b) or
4.06 (e), will be used for invoicing Distribution Products shipped to the Partnership. The Supply Price will be changed during the Year as provided in
Section 4.06(d).

The cumulative Supply Price will be adjusted quarterly and annually as provided in Section 4.04 (c) (i) and (ii).

1. Manufacturer's Cost shall be the sum of the cumulative Transfer Price for each Distribution Product, determined in accordance with Sections 5.01, 5.02 and 5.03 of the Manufacturing Agreement.

2. KBI Cost will include the Cost of Capital on the Average Inventory (as defined in Exhibit III of the Manufacturing Agreement, except that as used in such definition, "KBI-Related Production" shall consist of the toll packaging of Distribution Products for supply to the Partnership), Period Costs relating to auditing of toll Packagers (as defined in Exhibit III of the Manufacturing Agreement, except that as used in such definition, "KBI-Related Production" shall consist of the toll packaging of Distribution Products for supply to the Partnership), and Costs and Expenses of Delivery, each as incurred by KBI due to KBI's purchase of the Finished Dosage Form of any Distribution Product, during the Packaging Manufacturing Stage and through shipment of the finished packaged Distribution Product to the Partnership.

3.       Agreed Mark-Up will be determined as follows:

             (i) For Distribution Products (other than Omeprazole Products and Perprazole Products and Distribution Products for which the contingent amount component of the Supply Price is determined pursuant to Section 3.6A(d)(iv)(B) of the Master Restructuring Agreement) supplied pursuant to this Agreement, the Agreed Mark-Up for each SKU shall be equal to the KBI Products Contingent Amount in respect of Net Sales of such products, adjusted for royalties as provided in Section 3.7(c) of the Master Restructuring Agreement;

             (ii) For Distribution Products for which the contingent amount component of the Supply Price is determined pursuant to Section 3.6A(d)(iv)(B) of the Master Restructuring Agreement, the Agreed Mark-Up for each SKU shall be equal to the contingent amount component of the Supply Price determined pursuant to
         Section 3.6A(d)(iv)(B) in respect of Net Sales of such products for the applicable period shall be as specified therein, adjusted for royalties as provided in Section 3.7(c) of the Master Restructuring Agreement;

             (iii) For Omeprazole Products supplied to the Partnership by KBI pursuant to this Agreement, the Agreed Mark-Up for each SKU shall be equal to the Omeprazole Products Contingent Amount in respect of Net Sales of such products, adjusted for royalties as provided in Section 3.7(c) of the Master Restructuring Agreement; and

             (iv) For Perprazole Products supplied to the Partnership by KBI pursuant to this Agreement, the Agreed Mark-Up for each SKU shall be equal to the Perprazole Products Contingent Amount in respect of Net Sales of such products, adjusted for royalties as provided in Section 3.7(c) of the Master Restructuring Agreement.

                                                                      EXHIBIT II

                         SUPPLY PRICE MECHANICS EXAMPLE

[



















             Confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission with a request for confidential treatment pursuant to Rule 24b-2.





























                                                                              ]


                                      II-1